                                                                    EXHIBIT 12.1

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                                                              NINE
                                                                             MONTHS
                                    YEAR ENDED DECEMBER 31,                   ENDED
                          ------------------------------------------------  SEPT. 30,
                            1991      1992      1993      1994      1995      1996
                            ----      ----      ----      ----      ----    ---------
Loss before Income
 Taxes,
 Extraordinary Loss and
 Cumulative Effect of
 Change in Accounting
 Principle..............  $(32,934) $(21,864) $(11,244) $(21,301) $(15,458)  $(9,425)
Add:Fixed Charges,
     Excluding
     Capitalized
     Interest...........    40,782    31,373    30,303    33,176    37,709    35,780
  Minority Interest in
   Net Loss of
   Subsidiary...........        --        --        --        --        --      (163)
                          --------  --------  --------  --------  --------   -------
Net Earnings Available
 for Fixed Charges......     7,848     9,509    19,059    11,875    22,251    26,192
                          --------  --------  --------  --------  --------   -------
Fixed Charges:
  Interest expense......    39,413    30,272    29,470    32,262    36,718    34,950
  Capitalized interest..       572       436       436       391       346       259
  Amortization of debt
   issuance costs.......     1,001       765       450       569       531       469
  Interest portion of
   rent expense.........       368       336       383       345       460       361
                          --------  --------  --------  --------  --------   -------
Total Fixed Charges.....    41,354    31,809    30,739    33,567    38,055    36,039
                          --------  --------  --------  --------  --------   -------
Ratio of Earnings to
 Fixed Charges..........        --        --        --        --        --        --
Deficiency in Earnings
 Required to Cover Fixed
 Charges................  $ 33,506  $ 22,300  $ 11,680  $ 21,692  $ 15,804   $ 9,847
                          ========  ========  ========  ========  ========   =======
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